EXHIBIT A

AMENDMENT NO. 2

TO

POWER PURCHASE AGREEMENT

BETWEEN

AES HAWAII, INC.

AND

HAWAIIAN ELECTRIC COMPANY, INC.

This Amendment No. 2 is made and entered into as of the 8th day of May, 2003, by and between HAWAIIAN ELECTRIC COMPANY, INC. (“HECO”), a Hawaii corporation, and AES HAWAII, INC. (“AES Hawaii”, formerly known as AES Barbers Point, Inc.), a Delaware corporation, with principal offices in Arlington, Virginia, doing business in Hawaii.

R E C I T A L S:

WHEREAS, The AES Corporation (“AES”) owns indirectly 100% of AES Hawaii, which in turn owns the Facility (including the circulating fluidized bed coal-fired power plant and associated properties) located in HECO’s service territory;

WHEREAS, AES Barbers Point, Inc. (now known as AES Hawaii as of September 12, 1997) and HECO entered into a power purchase agreement dated March 25, 1988, which has been amended by Amendment No. 1 dated August 28, 1989, and modified by a letter agreement “Re: Conditional Notice of Acceptance” dated January 15, 1990 as a result of Decision and Order No. 10448 (December 29, 1989) and Decision and Order No. 10296 (July 28, 1989) issued by the Public Utilities Commission of the State of Hawaii (“PUC”) in PUC Docket No. 6177 (as amended and modified, the “PPA”), under which HECO purchases 180 megawatts of capacity and associated energy from AES Hawaii through the Term of the PPA;

WHEREAS, AES Hawaii entered into a Credit and Reimbursement Agreement dated as of March 20, 1990 to arrange secured financing, non-recourse to AES, to construct and operate the Facility;

WHEREAS, HECO has a security interest in the Facility, which is subordinate to the security interest of the Facility lenders, securing the performance obligations of AES Hawaii under the PPA;

WHEREAS, AES Hawaii desires to refinance the Facility on terms that (1) result in the full repayment of AES Hawaii’s existing secured financing, (2) provide for secured debt in a total principal amount up to $450 million, or up to $525 million if AES Hawaii can use the additional proceeds to improve its cost structure, and sufficiently improve its cash flow, and (3) provide for HECO’s subordinated security interest in the Facility as described in the PPA and related security documents (such refinancing being hereinafter referred to as the “AES Hawaii Refinancing” and the lenders for the AES Hawaii Refinancing being hereinafter referred to as the “AES Hawaii Lenders”), and AES

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Hawaii is in the process of negotiating a commitment for the AES Hawaii Refinancing that is acceptable to AES Hawaii;

WHEREAS, HECO’s consent is required in connection with the AES Hawaii Refinancing, as provided in Section 24.12 of the PPA;

WHEREAS, AES Hawaii and HECO desire to have HECO’s ratepayers share in the benefit derived from a favorable refinancing in the form of lower rates under the PPA;

WHEREAS, AES Hawaii acknowledges how important it is for HECO and HECO’s customers for AES Hawaii to maintain nothing but the highest standards of service quality and technical reliability, and that AES Hawaii has the responsibility and obligation to comply with Good Engineering and Operating Practices (“GEOP”) as outlined in Section 3.2B of the PPA, and AES Hawaii will be subject to any maintenance reserve requirements to be included in the AES Hawaii Refinancing, which will be established by the AES Hawaii Lenders on market-based terms based on the advice of the AES Hawaii Lenders’ independent engineer, to facilitate the reliable operation of the Facility consistent with GEOP;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein and for other good and valuable consideration, HECO and AES Hawaii (collectively referred to herein as “the Parties”) hereby agree as follows:

1. Amendment to Section 5.1B. Section 5.1B of the PPA is hereby amended by replacing the section in its entirety to read as follows:

B. Capacity Charge.

The Capacity Charge to be paid by HECO to AES-BP during the full Term of this Agreement shall be at a fixed rate equal to $0.045995 per kilowatthour for each hour in which the capacity is available through May 31, 2003, and equal to $0.044095 per kilowatthour for each hour in which the capacity is available from June 1, 2003, through the end of the Term.

To determine the available capacity, the Committed Capacity of the Facility will be multiplied by the hours in the prior month, and then any outage and/or derated hours occurring during the prior month (other than those excluded pursuant to Sections 3.2B(3) and 4.2) times the capacity value of the outage and/or derating (in kilowatts) will be subtracted. The available capacity in kilowatthours for the month in question shall then be multiplied by the rate to obtain the monthly capacity payment due to AES-BP as illustrated in Exhibit 6.

2. PUC Approval. This Amendment No. 2, and HECO’s consent to the AES Hawaii Refinancing, are contingent upon the issuance of a decision and order by the PUC (“PUC Order”) that (a) does not contain terms and conditions deemed to be unacceptable to HECO, and is in a form deemed to be reasonable by HECO, in its sole discretion,

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ordering that this Amendment No. 2 is approved, and finding that HECO’s consent to the AES Hawaii Refinancing is reasonable, and (b) is deemed final by HECO, in its sole discretion, because it is satisfied that no party to the proceeding in which the PUC Order is issued intends to seek a change in such PUC Order through motion or appeal. Promptly after issuance of the PUC Order, HECO shall provide to AES Hawaii a copy of the PUC Order and written confirmation of whether the PUC Order meets the requirements of the preceding sentence. HECO shall endeavor to obtain such PUC Order in a form meeting the requirements of this paragraph by June 17, 2003, or such later date as the Parties may agree to as provided in paragraph 4 of this Amendment No. 2, but HECO shall not have any liability if such PUC Order is not obtained for any reason.

3. Effective Date. This Amendment No. 2 shall be effective upon execution; provided that paragraph 1 of this Amendment No. 2 shall not be effective until the Refinancing Closing, and the change in the Capacity Charge made pursuant to such paragraph shall be effective retroactive to June 1, 2003 if the Refinancing Closing occurs after such date. “Refinancing Closing” shall mean the initial closing of the AES Hawaii Refinancing in which the AES Hawaii Lenders commit to lend, and AES Hawaii draws down, any amount that is sufficient to repay in full AES Hawaii’s existing secured financing.

4. Timing of PUC Order. If the PUC Order meeting the requirements of paragraph 2 of this Amendment No. 2 is not obtained on or before June 17, 2003, or such later date as the Parties may agree to by a subsequent written agreement, then either Party, by written notice delivered within ten (10) days of such date and before the Refinancing Closing, may terminate this Amendment No. 2, in which case this Amendment No. 2 shall be null and void, and the Parties shall be free of all obligations under this Amendment No. 2 and shall pursue no remedies against one another arising out of or related to this Amendment No. 2.

5. Timing of Refinancing. If the Refinancing Closing has not occurred on or before the Refinancing Closing Deadline, then either Party may terminate this Amendment No. 2, in which case this Amendment No. 2 shall be null and void, and the Parties shall be free of all obligations under this Amendment No. 2 and shall pursue no remedies against one another arising out of or related to this Amendment No. 2. The Refinancing Closing Deadline shall be June 30, 2003; provided that such deadline shall be extended until August 31, 2003 if, prior to July 1, 2003, AES Hawaii provides HECO with a written notice, signed by an officer of AES Hawaii, stating that AES Hawaii is pursuing in good faith the AES Hawaii Refinancing and reasonably believes that such refinancing could be completed (in a timely manner) by August 31, 2003, but neither AES Hawaii nor the officer signing such notice shall have any liability if such refinancing is not completed.

6. Other Terms Not Changed. The PPA, as expressly amended by this Amendment No. 2, shall remain in full force and effect. In the event that a conflict arises between the PPA and this Amendment No. 2, this Amendment No. 2 shall prevail, but the

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respective documents shall be interpreted to be in harmony with each other where possible.

7. Defined Terms. Capitalized terms used but not defined in this Amendment No. 2 shall have the respective meanings ascribed to such terms in the PPA.

8. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the law of the State of Hawaii, excluding any choice of law rules or principles that would result in the application of the laws of a different jurisdiction.

9. Counterparts. This Amendment No. 2 may be executed in counterparts and all counterparts so executed shall constitute one Amendment No. 2, binding on both Parties, notwithstanding that both Parties may not be signatories to the original or the same counterpart.

IN WITNESS WHEREOF, HECO and AES Hawaii have caused this Amendment No. 2 to be executed by their respective duly authorized officers as of the date first above written.

HAWAIIAN ELECTRIC COMPANY, INC.

By:	/s/ THOMAS L. JOAQUIN
Thomas L. Joaquin
Its:	Senior Vice President

By:	/s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten
Its:	Financial Vice President

AES HAWAII, INC.

By:	/s/ PATRICK G. MURPHY
Patrick G. Murphy
Its:	President and General Manager

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